As filed with the Securities and Exchange Commission on July 6, 2023.

Registration No. 333-271862

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allurion Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	92-2182207
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Huron Drive

Natick, MA 01760

(508) 647-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shantanu Gaur

Chief Executive Officer

11 Huron Drive

Natick, MA 01760

Telephone: (508) 647-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Danielle M. Lauzon Jocelyn Arel Paul R. Rosie Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Telephone: (617) 570-1000	Howard L. Ellin Gregg Noel Richard C. Witzel, Jr. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 Telephone: (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)            ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Allurion Technologies Holdings, Inc. is filing this Amendment No. 6 (this “Amendment”) to its registration statement on Form S-4 (File No. 333-271862) (as amended, the “Registration Statement”) as an exhibit-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Proposed Charter and Proposed Bylaws will limit the liability of New Allurion’s (i) directors and (ii) officers, which will include each individual who has been duly appointed as an officer of

New Allurion and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of New Allurion as contemplated by Section 3114(b) of Title 10 of the DGCL, in each case, to the fullest extent permitted by the DGCL, and will provide that New Allurion will indemnify New Allurion’s directors and officers to the fullest extent permitted by the DGCL. In connection with the Business Combination, New Allurion will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that New Allurion will indemnify each of its directors and such officers to the fullest extent permitted by law and the Proposed Charter and the Proposed Bylaws, and will provide for advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified.

New Allurion will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of New Allurion arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.	Exhibit and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description

2.1+

Business Combination Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., Compute Health Corp., Compute Health LLC, Allurion Technologies Holdings, Inc. and Allurion Technologies, Inc. (included as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

2.2+	Amendment No. 1 to the Business Combination Agreement, dated as of May 2, 2023, by and among Compute Health Acquisition Corp., Compute Health Corp., Compute Health LLC, Allurion Technologies Holdings, Inc. and Allurion Technologies, Inc. (included as Annex A-1 to the proxy statement/prospectus that forms a part of this registration statement).

3.1	Amended and Restated Certificate of Incorporation of Compute Health Acquisition Corp. (incorporated by reference to Exhibit 3.1 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2021).

3.2	Form of Amended and Restated Certificate of Incorporation of Allurion Technologies, Inc. (f/k/a Allurion Technologies Holdings, Inc.) (included as Annex B to the proxy statement/prospectus that forms a part of this registration statement).

3.3	Form of Amended and Restated Bylaws of Allurion Technologies, Inc. (f/k/a Allurion Technologies Holdings, Inc.) (included as Annex C to the proxy statement/prospectus that forms a part of this registration statement).

4.1	Warrant Agreement, dated February 4, 2021, between Compute Health Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2021).

4.2**	Form of Amendment to Warrant Agreement by and between Compute Health and Continental Stock Transfer & Trust Company (included as Annex D to the proxy statement/prospectus that forms a part of this registration statement).

4.3**	Forms of Allurion Convertible Unsecured Promissory Note.

4.4**	Form of Allurion 2021 Convertible Notes and 2022 Convertible Notes.

5.1**	Opinion of Goodwin Procter LLP as to the validity of the securities being registered.

Exhibit Number	Description

8.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain federal income tax matters.

10.1	Sponsor Support Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., Compute Health Sponsor LLC, Allurion Technologies Holdings, Inc., Allurion Technologies, Inc. and the independent directors of the Compute Health Acquisition Corp. (included as Annex E to the proxy statement/prospectus that forms a part of this registration statement).

10.2	Stockholder Support Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., Allurion Technologies Holdings, Inc., Allurion Technologies, Inc. and certain stockholders of Allurion Technologies, Inc. (included as Annex F to the proxy statement/prospectus that forms a part of this registration statement).

10.3	Non-Redemption Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., Allurion Technologies, Inc., Allurion Technologies Holdings, Inc. and Medtronic, Inc (incorporated by reference to Exhibit 10.3 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

10.4++	Form of Investor Rights Agreement (incorporated by reference to Exhibit 10.11 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.5++	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.5 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

10.6++	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.6 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

10.7++	Amended and Restated RTW PIPE Side Letter Agreement, dated as of May 2, 2023, by and among Compute Health Acquisition Corp., Allurion Technologies Holdings, Inc., Compute Health LLC, Allurion Technologies, Inc., RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited (incorporated by reference to Exhibit 10.6 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.8++	Revenue Interest Financing Agreement, dated as of February 9, 2023, by and among Allurion Technologies, Inc., RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited (incorporated by reference to Exhibit 10.8 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

10.9++	Bridging Agreement, dated as of February 9, 2023, by and among Allurion Technologies, Inc. and Fortress Credit Corp (incorporated by reference to Exhibit 10.9 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

10.10**#†	Employment Agreement dated January 1, 2017 with Shantanu Gaur.

10.11**#†	Offer Letter dated October 23, 2020 with Christopher Geberth.

10.12**#†	Consulting Agreement dated August 1, 2018 with Benoit Chardon, as amended by Amendment No. 1 to Consulting Agreement dated January 25, 2022 with Benoit Chardon.

10.13**#	Allurion Technologies, Inc. 2010 Stock Incentive Plan.

10.14**#	Allurion Technologies, Inc. Amended and Restated 2020 Stock Option and Grant Plan

10.15#	Form of Allurion Technologies Holdings, Inc. 2023 Equity Incentive Plan (included as Annex G to the proxy statement/prospectus that forms a part of this registration statement).

10.16**#	Form of Allurion Technologies Holdings, Inc. 2023 Employee Stock Purchase Plan.

Exhibit Number	Description

10.17**†	Supply Agreement, dated November 1, 2021, between Allurion Technologies, Inc. and Life Sciences Design & Development, LLC d/b/a Bridgemedica MW Life Sciences—Mansfield, Paragon Medical—Mansfield.

10.18**	Lease for 11 Huron Drive, Natick, MA 01760, dated June 15, 2016, by and between Allurion Technologies, Inc. and Legacy Huron, LLC, as amended by the First Amendment to Lease, dated November 28, 2016, the Second Amendment to Lease, dated March 20, 2017, the Third Amendment to Lease, dated June 21, 2017, the Fourth Amendment to Lease, dated August 21, 2017, the Fifth Amendment to Lease, dated October 30, 2017 and the Sixth Amendment to Lease, dated March 15, 2021.

10.19**+	Commercial Lease for 8 Erie Drive, Natick, MA 01760, dated January 8, 2018, by and between Allurion Technologies, Inc. and 8 Erie Drive, LLC.

10.20**+	Lease for 3 Huron Drive, Natick, MA 01760, dated January 10, 2020, by and between Allurion Technologies, Inc. and 3 Huron Investments LLC.

10.21**+	Lease for 14 Huron Drive, Natick, MA, dated June 18, 2014, by and between the Company and Fourteen Huron Drive, LLC, as amended by the First Amendment to Lease, dated June 30, 2017, the Third Amendment to Lease dated April 5, 2018, the Fourth Amendment to Lease, dated November 16, 2018, the Fifth Amendment to Lease dated as of August 12, 2019 and the Sixth Amendment to Lease, dated March 15, 2021.

10.22**+	Amended and Restated Loan and Security Agreement, dated as of December 30, 2021, as amended on June 9, 2022 and September 15, 2022, among Allurion Technologies, Inc., the other borrowers party thereto from time to time, the lenders party thereto from time to time and Runway Growth Finance Corp, as administrative agent and collateral agent for the lenders party thereto.

10.23++	Side Letter Termination Agreement, dated as of May 2, 2023, by and among Allurion Technologies, Inc., Romulus Growth Allurion L.P. and Hunter Ventures Limited (incorporated by reference to Exhibit 10.1 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.24++	Side Letter Termination Agreement, dated as of May 2, 2023, by and among Allurion Technologies, Inc., RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited (incorporated by reference to Exhibit 10.2 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.25++	Side Letter Termination Agreement, dated as of May 2, 2023, by and among Allurion Technologies, Inc. and Jason Gulbinas (incorporated by reference to Exhibit 10.3 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.26++	Backstop Agreement, dated as of May 2, 2023, by and among Hunter Ventures Limited, Allurion Technologies Holdings, Inc., Allurion Technologies, Inc., RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., RTW Venture Fund Limited and CFIP2 ALLE LLC (incorporated by reference to Exhibit 10.5 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.27	Side Letter Agreement, dated as of May 2, 2023, by and among Allurion Technologies, Inc., CFIP2 ALLE LLC and Fortress Credit Corp. (incorporated by reference to Exhibit 10.7 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.28	Contribution Agreement, dated as of May 2, 2023, by and between Compute Health Sponsor LLC and Compute Health Acquisition Corp. (incorporated by reference to Exhibit 10.9 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

Exhibit Number	Description

10.29	Contribution Agreement, dated as of May 2, 2023, by and between Shantanu K. Gaur and Neha Gaur, Trustees of The Shantanu K. Gaur Revocable Trust of 2021, and Allurion Technologies Holdings, Inc. (incorporated by reference to Exhibit 10.8 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.30	Written Consent to Convertible Unsecured Promissory Note Prepayment, dated as of May 2, 2023, by and between Allurion Technologies, Inc. and Hunter Ventures Limited (incorporated by reference to Exhibit 10.4 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.31	RSU Partial Forfeiture and Amendment Agreement, dated as of May 2, 2023, by and between Allurion Technologies, Inc. and Krishna Gupta (incorporated by reference to Exhibit 10.10 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.32**#	Form of Indemnification Agreement between Allurion Technologies, Inc. and its Directors and Officers.

10.33**#	Form of Employment Agreement between Allurion Technologies, Inc. and Shantanu Gaur.

10.34**#	Form of Employment Agreement between Allurion Technologies, Inc. and Christopher Geberth.

10.35**#	Form of Employment Agreement between Allurion Technologies, Inc. and Ram Chuttani.

10.36**#	Corporate Officer Agreement between Allurion France SAS and Benoit Chardon.

10.37*†	Sales Agency Agreement, dated May 15, 2023, by and between Allurion Technologies, Inc. and Covidien AG.

21.1**	List of subsidiaries of Allurion Technologies Holdings, Inc.

23.1**	Consent of Deloitte & Touche LLP (with respect to the Allurion Technologies, Inc. financial statements).

23.2**	Consent of Marcum LLP (with respect to the Compute Health Acquisition Corp. financial statements).

23.3**	Consent of Lincoln International LLC, independent financial advisor to Compute Health Acquisition Corp.

23.4**	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1)

24.1**	Power of Attorney (included on signature page to this Registration Statement).

99.1**	Form of Preliminary Proxy Card (Special Meeting).

99.2**	Form of Preliminary Proxy Card (Warrant Holder Meeting).

99.3**	Consent of Shantanu Gaur to be named as a director.

99.4**	Consent of Omar Ishrak to be named as a director.

99.5**	Consent of Krishna Gupta to be named as a director.

99.6**	Consent of Larson Douglas Hudson to be named as a director.

99.7**	Consent of Nicholas Lewin to be named as a director.

99.8**	Consent of Michael Davin to be named as a director.

107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed.

+

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

++

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates a management contract or compensatory plan.
†	Portions of this exhibit have been redacted in accordance with Regulation S-K Item 601(a)(6).

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this proxy statement/prospectus: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this proxy statement/prospectus, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this proxy statement/prospectus, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(10)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Natick, Commonwealth of Massachusetts, on the 6th day of July, 2023.

ALLURION TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Shantanu Gaur
Name:	Shantanu Gaur
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shantanu Gaur	Chief Executive Officer, President, and Director	July 6, 2023
Shantanu Gaur	(Principal Executive Officer)

/s/ Christopher Geberth	Chief Financial Officer	July 6, 2023
Christopher Geberth	(Principal Financial and Accounting Officer)